Exhibit 99.1

Bryn Mawr Bank Corporation

NASDAQ: BMTC

Fourth Quarter 2015 Conference Call

Prepared Remarks

January 22, 2016

8:30 A.M. (Eastern Time)

Operator:

Good morning ladies and gentlemen. My name is (___________). I will be your conference call operator today. At this time I would like to welcome everyone to Bryn Mawr Bank Corporation’s quarterly conference call.

All lines have been placed on mute to prevent any background noise. After the speaker remarks, there will be a question and answer period. If you would like to pose a question during this time, please press the star key and then the number 1 on your telephone keypad. If you would like to withdraw your question, press the star key and then the number 2. Thank you.

It is now my pleasure to turn the floor over to your host, Mike Harrington, Chief Financial Officer. Sir, you may begin your conference.

Mike Harrington:

Thank you, (_______), and thanks everyone for joining us today. I hope you had a chance to review our most recent press release. If you have not received our press release it is available on our Website at bmtc.com or by calling 610-581-4925.

Also on the call with us today are Frank Leto, President and CEO, Joe Keefer, our Chief Lending Officer and Gary Madeira, our Head of Wealth Management.

The archives of this conference call will be available at the Bryn Mawr Bank Corporation website or by calling 877-344-7529, referring to conference number 10077462. A replay will be available approximately one hour after this call concludes and will be accessible until 9:00 AM eastern time on Friday, February 5, 2016.

Before we begin, please be advised that during the course of this conference call, management may make forward-looking statements, which are not historical facts.

Please refer to the disclaimer labeled Forward Looking Statements and Safe Harbor in our earnings release for more information regarding what constitutes a forward looking statement.

All forward-looking statements discussed during this call are based on Management’s current beliefs and assumptions, and speak only as of the date and time they are made. The Corporation does not undertake to update forward-looking statements. For a more complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review our filings with the Securities and Exchange Commission, located on our website. I’d now like to turn the call over to Frank.

Frank Leto:

Thanks, Mike. I’d like to thank you all for joining our conference call today.

I hope you’ve had a chance to review our fourth quarter earnings release, which was issued yesterday after the market close. As anticipated, the Corporation reported a net loss of $6.5 million for the quarter, as a result of the $17.4 million pre-tax loss on the termination of our corporate pension plan. As we indicated in our third quarter earnings call, the decision to terminate the pension plan was undertaken in order to eliminate the volatility and unpredictability of the effects that the continuation of the defined benefit plan would have on the Corporation’s earnings.

In addition to the loss on pension termination, there are a number of other expense items which we take into account in determining what we refer to as our “core” earnings. These expense items include, due diligence, merger-related and merger integration costs, severance expense, branch lease termination expense, debt and swap prepayment penalties, and impairment of intangible assets. In addition, an adjustment is made to exclude gain on sale of available for sale investment securities. After adjusting for these items, core earnings for the fourth quarter of 2015 totaled $7.5 million, or $0.44 per diluted share, as compared to core earnings of $7.4 million, or $0.53 per diluted share for the same period in 2014.

We experienced a great deal of change during 2015, beginning with the acquisition of Continental Bank at the beginning of the year, the roll-out of several new strategic initiatives, the further enhancement of our insurance division, an overhaul of a majority of our banking information systems, several office renovations and the closure of redundant branches and offices. In addition, during the year, we completed an enterprise-wide staffing and management reorganization designed to refocus and revitalize the Corporation. We believe that these strategic decisions have positioned Bryn Mawr Trust to move forward as a more efficient and effective organization.

As we saw in the third quarter of this year, loan growth continues to be excellent. Net portfolio loans grew by $40.2 million, or 1.8%, during the fourth quarter, with commercial & industrial, construction and residential mortgages accounting for a majority of the increase. This net loan portfolio growth included the pay-down of acquired loans of $38.8 million during the quarter, bringing net organic loan growth to $79.0 million for the fourth quarter.

Our credit quality continues to be excellent, with nonperforming loans as of December 31, 2015 comprising just 43 basis points of total portfolio loans, down from 61 basis points at the end of 2014. During the fourth quarter, we charged off nearly $1.9 million of impaired loans for a number of reasons. These included newly performed appraisals on collateral-dependent loans as well as the resolution of several credits where improvements, which we had been anticipating, were not coming to fruition indicating that write-downs and charge-offs were warranted.

Wealth assets under management have continued to grow steadily, with year-end assets reaching $8.4 billion, an 8.6% increase from 2014. With no wealth acquisitions during 2015 and a fairly flat market, this growth is primarily organic and is the result of strategic initiatives as well as synergies between our commercial lending group and our wealth division. And while a portion of this asset growth is in products for which the bank receives fixed fees, a significant portion earns fees based on market performance and is well positioned to benefit from improvements in the equity markets.

One of our major strategic initiatives that began toward the end of 2014 was the build-out of the residential mortgage banking division. During 2015, residential mortgage originations totaled $231 million, almost doubling the production seen in 2014, with nearly 60% of the loans being sold into the secondary market. We expect that with the increased staffing and back-office support in place, the division should, subject to market conditions, surpass this origination volume in 2016. Another of the strategic initiatives rolled out at the beginning of the fourth quarter of 2015, the non-traditional commercial mortgage venture, has begun to gain momentum, booking $3.4 million of high-yielding, small-ticket loans by the end of its first quarter of operation.

On the capital front, in 2015 the Corporation repurchased 862,500 shares through its announced repurchase plans at an average price of $29.77 per share.

For the past 91 consecutive quarters, we have paid dividends to our shareholders. We are very proud of this record and feel very fortunate to have the continued loyalty and support of our shareholders. Therefore, I am pleased to announce that on January 21, 2016, the Board of Directors of the Corporation declared a quarterly dividend of $0.20 per share, payable on March 1, 2016 to shareholders of record as of February 2, 2016.

In summary:

We believe our business model is sound and that we are in an excellent position to take advantage of opportunities for continued profitable growth and strong performance. As we, along with other community banks, continue to be squeezed by tightening interest margins, we strive to identify new ways to diversify and expand our non-interest revenue streams. We continually evaluate acquisition opportunities as they arise, with a focus on quality and compatibility and believe we are poised for continued profitability and growth.

With that, we will open the lines for any questions.

Operator, would you please compile the Q&A roster?